Exhibit 99.1
October 3, 2005
Media Contact: Faye I. Andersen
775-834-4822
Analyst Contact: Britta Carlson
702-367-5624
For Immediate Release
Sierra Pacific Files General Rate Cases
Reno, Nev. – Sierra Pacific Power Company, a wholly owned subsidiary of Sierra Pacific Resources (NYSE:SRP), today filed two General Rate Cases (GRCs) with the Public Utilities Commission of Nevada (PUCN). The filings included Sierra Pacific’s statutorily required electric GRC as well as the company’s first natural gas GRC since 1992.
Sierra Pacific is requesting $27 million, or an overall 3.4 percent increase, in its electric case. If approved by the PUCN, the typical electric customer using 740 kilowatt hours of electricity would see an increase of $4.81 per month, from $91.10 to $95.91.
In its natural gas filing, Sierra Pacific is requesting an $8.3 million increase, an overall rise of 5.4 percent. If approved by the PUCN, the typical natural gas customer using 58 therms of natural gas would see an increase of $5 in the monthly bill, from $62.76 to $67.76.
If approved by the PUCN, the new rates for both electric and natural gas customers will take effect next spring. The company serves more than 300,000 electric customers in northern Nevada and some 45,000 in the Lake Tahoe area of California. It has approximately 135,000 natural gas customers in the Reno-Sparks area.
Jeff Ceccarelli, president of Sierra Pacific Power, said, “Since the company’s electric general rate case filing two years ago, we have invested more than $200 million in plant and infrastructure in northern Nevada. Those projects have included completion of a major transmission line in the eastern part of the state and several smaller transmission lines and substations in the high-growth areas of Reno-Sparks, Fallon-Fernley and Carson City.
“Northern Nevada remains one of the fastest growing areas in the nation and last year alone we installed more than 11,200 new electric meters on homes and business, a 12 percent increase over the previous year,” he said. “Additionally, we installed 5,600 new natural gas meters, 4 percent more than last year. During the string of 100-plus degree temperatures this summer, we hit a new electric system peak of 1,744 megawatts, or 5 percent higher than the previous peak.”
Sierra Pacific Files General Rate Cases – Add 1
Referring to the natural gas situation facing the nation, Ceccarelli added, “Unfortunately, natural gas prices we pay to our suppliers have been skyrocketing the past few years, driving up the overall price we must charge our customers. The situation has been made worse by recent hurricanes and reduced supplies that have driven up prices.”
He went on to comment that the company’s purchasing practices have moderated those increases by locking in long term contracts, using hedges against rising costs and purchasing winter supplies well in advance of need. “However, the picture for energy costs this coming winter is not a pretty one,” Ceccarelli said.
For today’s filing, the company is seeking to increase its general rates, which do not cover fuel or energy. “For the most part, we have been able to control our own operating costs and had not sought an increase in that component of rates for natural gas customers for more than a decade.”
Ceccarelli explained that utilities file General Rate Cases to recover such operating costs as materials and supplies, labor and a return to the company’s shareholders. Deferred energy or fuel cases are filed by gas utilities to recover costs associated with the natural gas or energy it has already purchased to serve its customers. Those costs are passed on dollar-for-dollar with no profit to the company.
The PUCN is expected to set hearings in the next few months to review Sierra Pacific’s request. Their decision on the outcome of these filings is expected in early May.
Headquartered in Reno, Nevada, Sierra Pacific Power Company is the principal utility for most of northern Nevada and the Lake Tahoe area of California. It is a wholly owned subsidiary of Sierra Pacific Resources which also is the holding company for Nevada Power Company, the electric utility for southern Nevada. Sierra Pacific Power also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries of Sierra Pacific Resources include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.
Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, unfavorable rulings in Sierra Pacific Power’s general rate cases and deferred energy rate cases. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Power Company are contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC. Sierra Pacific Power Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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